Exhibit 10.11

SQUARESPACE, INC.

AMENDED 2008 EQUITY INCENTIVE PLAN

STOCK OPTION agreement

This Stock Option Agreement (the “Agreement”) was made effective as of the date of grant set forth below (the “Date of Grant”) by and between SQUARESPACE, INC., a Delaware corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s Amended 2008 Equity Incentive Plan (as amended from time to time, the “Plan”). This Agreement is subject to the terms and conditions set forth in the Plan.

Participant:	[FIRST] [LAST]

Address:	[ ]

Total Option Shares:	[ ]

Exercise Price Per Share:	[ ]

Date of Grant:	[ ]

Vesting Start Date:	[ ]

Vesting Schedule:	☐

Option Expiration Date:	10 years from the Date of Grant (unless terminated prior to the expiration date above, pursuant to the Plan)

Type of Stock Option:	[X] Incentive Stock Option subject to Section 5.8 of the Plan

[ ] Nonqualified Stock Option

1.            Grant of Option. The Company hereby formalizes and reduces to writing the grant to Participant of an option (this “Option”) on the Date of Grant set forth above, to purchase the total number of shares of Common Stock, $0.0001 par value, of the Company set forth above as Total Option Shares (the “Shares”), subject to adjustments as set forth in the Plan and in this Agreement, at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan.

2.            Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Board of Directors for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

3.            Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. Unless specifically provided for herein, in the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control.

4.            Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant's heirs, executors, administrators, legal representatives, successors and assigns.

5.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

6.            Acceptance. Participant hereby acknowledges receipt of a copy of the Plan, has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions thereof. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax adviser prior to such exercise or disposition. Participant acknowledges that Participant may elect to review the form exercise notice and the Stockholders Agreement dated April 15, 2014 at the offices of the Company.

7.            Data Transfer. Participant understands and acknowledges that the Company, the Participant’s employer and the Company’s other Affiliates hold certain personal information regarding the Participant for the purpose of managing and administering the Plan, including (without limitation) the Participant’s name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company and details of all options or any other entitlements to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (the “Data”). The Participant further understands and acknowledges that the Company and its Affiliates may be required to transfer Data about Participant among themselves for the purpose of implementation, administration and management of the Participant’s participation in the Plan and that the Company and/or any Affiliate may each further transfer Data to any third party assisting in the implementation, administration and management of the Plan. The Participant understands and acknowledges that the recipients of Data may be located in the United States or elsewhere. The Participant consents to the transfer of such information between the Company and any Affiliate or third party, including a transfer to any broker or other third party with whom the Participant elects to deposit shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf. The Participant may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this Subsection (i) by contacting the Company in writing. The Company and its Affiliates shall protect the confidentiality of such information in accordance with applicable laws.

8.            Extraordinary Compensation. The value of this Option shall be an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any, and shall not be considered a part of his or her normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and Participant has executed this Agreement.

SQUARESPACE, INC.	PARTICIPANT

By:	By:

Name:	Name:

Title: